JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	George Zagoudis
EVP and CFO	Analyst Contact
414-319-8517	312-640-6663

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND
FISCAL 2006 YEAR-END OPERATING RESULTS

•   Record new orders in quarter at $836 million, an increase of 28 percent
•   Q4 Revenues increase 21 percent to $689 million
•   Q4 incremental operating margin of 36 percent boosts operating income to $132 million, an increase of 50 percent
•   Q4 EPS increases 58 percent to $0.71 including $0.08 of discreet tax charges
•   $400 million bond offering completed; revolver facility extended
•   Cumulative share repurchases of $505 million under $1 billion authorization

Milwaukee, WI – December 18, 2006 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal year 2006 results. Net sales for the quarter increased by 21 percent to $689 million, compared with $568 million in the fourth quarter of last year. Operating income totaled $132 million in the fourth quarter, versus $88 million in the corresponding quarter last year, an increase of 50 percent. Net income was $85 million, or $0.71 per diluted share in the quarter, compared with $56 million, or $0.45 per diluted share in the fourth quarter of fiscal 2005. Certain discreet tax adjustments in the 2006 fourth quarter reduced net income by just under $10 million, or $0.08 per share. This included a partial year-end reduction to the tax credit recorded in the previous quarter.

“Our fourth quarter financial results were exceptional and incoming orders hit record levels, which bodes extremely well for the coming year,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “Both operations finished the year strong, including solid sales growth, high levels of operating leverage and good control over working capital. For fiscal year 2006 this produced a doubling of earnings per share from operations, a return on invested capital in excess of 30 percent, and the generation of almost $300 million in free cash flow. We improved our capital structure at the same time that we returned $350 million to shareholders. Our overall global presence and the breadth of commodities that we serve allowed us to grow rapidly in fiscal 2006 despite the softness in U.S. coal. Because of this market diversification, we are again increasing our forward guidance as we strive to achieve even better results in the coming year.”

Fourth Quarter Operating Results

Bookings in the quarter were at record levels and totaled $836 million, an increase of 28 percent over the fourth quarter of fiscal 2005. With the exception of the U.S. coal market, strength was enjoyed in most areas. In total, Joy Mining realized a 20 percent increase in new orders, with Stamler-related orders comprising just over one-third of the increase. Orders from U.S. coal customers at Joy Mining declined by nearly one-third compared to the year-ago quarter reflecting market softness. However, total orders for Joy Mining in the fourth quarter increased significantly due to strong demand for underground equipment in other markets, particularly Australia and the U.K. Original equipment orders at P&H Mining grew by almost 60 percent as a result of a number of multiple-shovel orders. Aftermarket orders increased by more than 22 percent at P&H Mining, and by 15 percent for all of Joy Global during the quarter. Growth in shovel orders at P&H Mining, including the multiple-shovel orders, reflected continued strength across a range of commodity markets and diverse customer locations.

Total revenues in the fourth quarter increased 21 percent over the prior-year period to $689 million. Gains were achieved in both surface and underground operations, as well as aftermarket and original equipment revenues. The company saw particular strength in underground original equipment shipments in the U.S., up more than 60 percent. Non-U.S. revenues grew more modestly than other areas reflecting the inherent quarterly “lumpiness” of the business. P&H Mining revenues overall continue to reflect its capacity issues.

Operating leverage in the quarter was very strong, with incremental profitability of 36 percent for Joy Global. The high operating leverage was due to a combination of factors, including improved standard margins in both operations and good control of overhead and SG&A costs. Gross profit margins rose in the fourth quarter to 31.3 percent of sales from 29.7 percent of sales in last year’s fourth quarter. Product development, selling and administrative expenses in the quarter totaled $87 million, and as a percent of sales, declined to 12.6 percent from 14.2 percent in the fourth quarter of last year. As a result, EBIT (earnings before interest and taxes) totaled more than 19 percent of sales in the fourth quarter. For fiscal year 2006, EBIT amounted to more than 18 percent of sales marking the first year the company has achieved its targeted EBIT performance.

Gross profit margins have leveled over the past three quarters and management anticipates only modest expansions in fiscal 2007. Following three consecutive quarters of exceptional incremental profitability, the company expects operating leverage in future quarters to moderate. Along with assumptions for gross margins, the forecasted amortization charges related to the Stamler acquisition of $11 million in fiscal 2007, and more challenging prior period comparisons are expected to limit incremental profitability to the lower portion of the company’s target range of 25 percent to 30 percent.

Income taxes in the fourth quarter again included some discreet adjustments. In total these items increased quarterly tax expense by just under $10 million, or $0.08 per share, including a partial year-end reduction to the large valuation reserve positive adjustment in the third quarter. Excluding the effects of the discreet adjustments, the effective income tax rate for fiscal 2006 was 32 percent, and preliminary indications are that the tax rate for fiscal 2007 will be approximately 33 percent. Cash taxes for fiscal year 2006 amounted to $38 million, and the effective cash tax rate for fiscal year 2006 was just over 8 percent, consistent with company forecasts.

Reported earnings per diluted share in the fourth quarter totaled $0.71 compared with $0.45 in the fourth quarter last year. For fiscal year 2006 in total, diluted earnings per share were $3.38 compared with $1.20 in fiscal 2005. Included in those amounts are discreet tax adjustments that reduced 2006 fourth quarter per share amounts by $0.08 and increased full-year 2006 per share amounts by $0.88 per share. Results for fiscal year 2005 included charges relating to the early retirement of the company’s debt that negatively impacted fourth quarter per share earnings by $0.02 and fiscal full-year per share earnings by $0.17. A summary of the EPS effects of these adjustments is as follows:

	Fiscal 2006	Fiscal 2005
Fourth Quarter:
As reported	$0.71	$0.45
Discreet tax adjustments	(0.08)	--
Early debt retirement	--	(0.02)
Full-Year:
As reported	$3.38	$1.20
Discreet tax adjustments	0.88	--
Early debt retirement	--	(0.17)

The company achieved a return on invested capital in excess of 30 percent for the first time as a result of the strong earnings performance in the fourth quarter and full-year fiscal 2006.

Other Financial Matters

Cash flow was very strong in the fourth quarter of fiscal year 2006 as total net debt increased by only $26 million. This includes the cash used for the $117 million cash acquisition of Stamler and additional stock repurchases during the quarter of $61 million. The growth in quarterly cash flow was aided by a significant recovery in accounts receivable days sales outstanding and improved inventory turns from the end of the third quarter. Total non-cash working capital declined by $14 million from the prior quarter, and working capital velocity (defined as net non-cash working capital to sales) returned close to the 20 percent target level.

Subsequent to the end of fiscal year 2006, the company issued $250 million of 6% 10-year bonds and $150 million of 6-5/8% 30-year bonds. Proceeds from these offerings are being used for the repayment of outstanding revolver balances, additional stock repurchases and general corporate purposes. During the same period the company extended its senior revolver facility to a full 5-year term, and eliminated restrictive covenants that could have limited our capital spending and stock buybacks.

In September, the board of directors extended the stock buyback program through the end of 2008 and increased the authorized amount from $300 million to $1 billion. During the fourth quarter, an additional $61 million of stock was repurchased at an average price of $38.91. Subsequent to the end of fiscal 2006, through December 15th, an additional $210 million of stock has been repurchased at an average price of $43.06. In total, $505 million of stock has now been repurchased under the program.

At the board of directors meeting in November, the quarterly dividend rate was increased by 33 percent to $0.15 per share. This represented the fourth significant increase in the quarterly dividend rate over the last three years. The board also approved recommending to the shareholders at the upcoming annual meeting an increase in the number of authorized shares, and a new stock equity plan.

The Pension Protection Act recently passed by Congress is not anticipated to have any significant effect on the company’s near-term cash flow. Additional cash deposits to domestic defined benefit plans are not anticipated before fiscal 2009. However, the company will continue to explore alternatives, including early funding deposits, to drive its worldwide defined benefit plans to required funding levels without the risk of over-funding the plans.

The company completed a small acquisition of a motor rebuild operation in Australia in early December for a total cost of approximately $12 million in order to enhance the company’s aftermarket service capabilities in one of its key regions.

Positive Outlook Based on Continued Strength in Global Mining Activity

The outlook for the majority of the company’s markets remains strong as increasing demand for coal, copper, iron ore and oil reflects global economic growth. The development of China’s industrial complex and related infrastructure continues at a rapid pace. Copper prices have recently seen some pullback but continue to be well above production costs, and iron ore prices are expected to increase further in 2007. Current oil prices continue to support additional developments in the oil sands of Canada. All of these factors combine to support the company’s belief that global demand for mining equipment and aftermarket services will continue to grow.

The main area of concern is the temporary softness in U.S. coal. A number of the company’s U.S. coal customers have announced either production curtailments, or the deferral of previously planned production increases. During the fourth quarter, Joy Mining’s new orders from U.S. underground coal customers declined by more than one-third from a year ago. The company does not see evidence of improvement early in fiscal 2007. The softness in this market has been largely weather-related and as such it is difficult to forecast an eventual upturn. However, the long-term supply and demand situation for coal in the U.S. is favorable based on the announcements for new coal-fired power plants, the age of existing coal mines, the accelerated retrofitting of existing plants with scrubbers, and a variety of new coal technology projects.

Market conditions in the other commodity markets served by the company’s customers are strong. This is reflected in worldwide underground coal markets producing a double-digit increase in total quarterly orders, before inclusion of orders from the Stamler acquisition and despite the significant fall-off in orders from the U.S. In surface mining markets, orders for mining shovels were very strong in the fourth quarter. A number of orders were received in each of copper, iron ore, oil sands and non-U.S. coal. As evidence of projected demand, the first original equipment order for periods beyond fiscal 2008 was booked in the quarter at P&H Mining.

“In this growth phase of the mining cycle, equipment availability has the single largest impact on producer profitability,” commented Mike Sutherlin, incoming CEO. “Therefore, we are focused on minimizing downtime for our customers through our Life Cycle Management programs. We continue to pursue means of increasing our realizable capacity, particularly to service the critical aftermarket needs of our customers. Additional projects were approved by the board of directors last month which will lead to increased machining capacity. The expansion projects in Milwaukee, China, and Poland are on track and, along with a recent acquisition in Australia, will further extend our global manufacturing and service footprint.”

Forward Guidance Increased for 14th Consecutive Quarter

Mike Sutherlin continued, “Our forward guidance reflects the strength we see in our overall markets and the current softness in the United States coal sector. The demand impact on U.S. coal is the result of unusually mild weather conditions. Although these conditions are unsustainable, it is also impossible to predict the timing of the return to more normal weather patterns. The current guidance necessarily reflects a balance between these two conditions, and specifically assumes the current conditions in U.S. coal will continue through the guidance period. While we feel that this is a prudent approach to our guidance, we believe the industry is well positioned for a quick response when more typical demand patterns return. The willingness of our U.S. customers to cut back production in the face of lower coal demand, and their quick response to do so, will limit the historical pattern of building excess stocks that must then be depleted before higher production levels can be resumed.

Considering all factors, revenues over the coming 12-months are expected to be in the range of $2.70 to $3.00 billion. This translates into a growth rate during this period of 13 percent to 25 percent, with approximately 5 percentage points of this growth provided by the acquisition of Stamler. While we anticipate that aftermarket revenues will grow in all markets, we expect the growth in aftermarket revenues in the U.S. coal market in the coming year to be muted, and will likely result in a moderation of the overall aftermarket revenue growth rate to a low double-digit or very high single-digit level. In addition, we anticipate that the first quarter of fiscal 2007 will exhibit a more normal seasonality than we experienced last year when first quarter revenues were increased by the timing of certain original equipment deliveries and project revenues. As a result, the first quarter in fiscal 2007 will produce a more modest year-over-year growth rate than for the remaining quarters of fiscal 2007.”

Sutherlin concluded, “Overall, we expect operating profits in fiscal 2007, including approximately $11 million of Stamler-related amortization, to be in the range of $510 to $570 million. This forecast reflects a slight strengthening in gross profit margins for the year, despite a higher percentage of original equipment revenues and the Stamler amortization charges. Given these assumptions, our EBIT performance as a percentage of revenues could be at the top end of our target range. This level of operating performance should produce earnings per share in fiscal 2007 ranging from $2.85 to $3.25, including approximately $0.10 per share in benefit from the continuation of our share buyback program.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s fourth quarter and full-year results to be held at 11:00 AM EST on December 18, 2006. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #2360844. Accompanying discussion slides are available on the company’s website. A rebroadcast of the call will be available until the close of business on January 5, 2007 by dialing 800-642-1687 or 706-645-9291, access code #2360844. Finally, a replay of the webcast will be accessible until January 31, 2007, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of coal and copper commodity markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Net sales	$ 689,311	$ 568,226	$ 2,401,710	$ 1,927,474
Costs and expenses:
Cost of sales	473,406	399,685	1,646,591	1,365,496
Product development, selling
and administrative expenses	87,074	80,821	321,831	297,904
Other income	(3,004)	(869)	(9,109)	(3,465)
Restructuring charges	--	645	--	849

Operating income	131,835	87,944	442,397	266,690
Interest income (expense), net	(1,749)	(48)	1,138	(9,616)
Loss on early retirement of debt	--	(3,189)	--	(32,431)

Income from continuing operations before reorganization items	130,086	84,707	443,535	224,643
Reorganization items	(25)	(680)	6,822	2,810

Income from continuing operations before income taxes	130,061	84,027	450,357	227,453
Provision for income taxes	(44,826)	(28,109)	(35,501)	(80,532)

Income from continuing operations	85,235	55,918	414,856	146,921
Income from discontinued operations	--	342	--	1,128

Income before cumulative effect of changes in accounting principle	85,235	56,260	414,856	148,049
Cumulative effect of changes in accounting principle	--	--	1,565	--

Net income	$ 85,235	$ 56,260	$ 416,421	$ 148,049

Basic earnings per share:
Continuing operations	$ 0.71	$ 0.46	$ 3.41	$ 1.21
Discontinued operations	--	--	--	0.01
Cumulative effect of accounting changes	--	--	0.01	--

Net income	$ 0.71	$ 0.46	$ 3.42	$ 1.22

Diluted earnings per share:
Continuing operations	$ 0.71	$ 0.45	$ 3.37	$ 1.19
Discontinued operations	--	--	--	0.01
Cumulative effect of accounting changes	--	--	0.01	--

Net income	$ 0.71	$ 0.45	$ 3.38	$ 1.20

Dividends per share	$ 0.1125	$ 0.075	$ 0.45	$ 0.275

Weighted average shares outstanding:
Basic	119,299	122,080	121,682	121,121

Diluted	120,705	123,781	123,276	123,443

Note - for complete information, including footnote disclosures, please refer to the
Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	October 28, 2006	October 29, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 101,254	$ 143,917
Accounts receivable, net	431,430	351,501
Inventories	639,934	548,195
Other current assets	55,257	73,070

Total current assets	1,227,875	1,116,683
Property, plant and equipment, net	205,011	199,180
Intangible assets, net	76,154	6,515
Deferred income taxes	335,690	225,138
Prepaid benefit cost	69,388	87,308
Other assets	39,887	13,704

Total assets	$1,954,005	$1,648,528

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$ 5,166	$ 964
Trade accounts payable	200,121	160,627
Employee compensation and benefits	77,415	91,172
Advance payments and progress billings	186,581	187,710
Other accrued liabilities	130,698	159,040

Total current liabilities	599,981	599,513
Long-term obligations	98,145	1,703
Other non-current liabilities	336,250	379,686
Shareholders' equity	919,629	667,626

Total liabilities and shareholders' equity	$1,954,005	$1,648,528

Note - for complete information, including footnote disclosures, please refer to the
Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$ 396,007	$ 331,845	$ 1,424,803	$ 1,132,334
Surface Mining Equipment	293,304	236,381	976,907	795,140

Total Sales By Operation	$ 689,311	$ 568,226	$ 2,401,710	$ 1,927,474

Net Sales By Product Stream:
Aftermarket Revenues	$ 427,192	$ 352,478	$ 1,463,888	$ 1,210,676
Original Equipment	262,119	215,748	937,822	716,798

Total Sales By Product Stream	$ 689,311	$ 568,226	$ 2,401,710	$ 1,927,474

Net Sales By Geography:
United States	$ 358,182	$ 263,004	$ 1,170,610	$ 869,792
Rest of World	331,129	305,222	1,231,100	1,057,682

Total Sales By Geography	$ 689,311	$ 568,226	$ 2,401,710	$ 1,927,474

OPERATING INCOME BY SEGMENT:
Underground Mining Machinery	$ 90,497	$ 65,819	$ 307,404	$ 187,288
Surface Mining Equipment	49,102	33,066	165,125	114,375
Corporate	(7,764)	(10,941)	(30,132)	(34,973)

Total Operating Income	$ 131,835	$ 87,944	$ 442,397	$ 266,690

DEPRECIATION AND AMORTIZATION BY SEGMENT:
Underground Mining Machinery	$ 8,542	$ 6,292	$ 26,171	$ 24,755
Surface Mining Equipment	3,911	3,762	15,015	15,189
Corporate	18	27	70	122

Total Depreciation And Amortization	$ 12,471	$ 10,081	$ 41,256	$ 40,066

CASH FLOW DATA:
Decrease (Increase) in Net Working Capital Items	29,163	8,522	(104,684)	(50,599)
Property, Plant and Equipment Acquired	16,278	11,563	49,066	38,753
Cash Interest Paid	3,102	1,806	4,651	16,538
Cash Taxes Paid	9,817	(133)	37,806	14,389
BOOKINGS DATA:
Underground Mining Machinery	$ 425,550	$ 354,985	$ 1,419,024	$ 1,359,343
Surface Mining Equipment	410,816	298,776	1,169,788	931,926

Total Bookings	$ 836,366	$ 653,761	$ 2,588,812	$ 2,291,269

	Amounts as of
	October 28, 2006		July 29, 2006	April 29, 2006	January 28, 2006
BACKLOG DATA:
Underground Mining Machinery	$ 709,115	**	$ 626,004	$ 643,662	$ 646,242
Surface Mining Equipment	586,401		468,889	443,635	453,743

Total Backlog	$1,295,516		$1,094,893	$1,087,297	$1,099,985

** Includes $53,568 from Stamler Acquisition